UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2007

TRANSCEND SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-18217	33-0378756
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

945 East Paces Ferry Road, Suite 1475, Atlanta, Georgia 30326

(Address of principal executive offices, including zip code)

(404) 364-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d)	On February 20, 2007, the Board of Directors of the Company elected Mr. Joseph G. Bleser as a Director of the Company. There is no arrangement or understanding between Mr. Bleser and any other person pursuant to which Mr. Bleser was elected as a Director of the Company. There is no family relationship between Mr. Bleser and any Director or Executive Officer of the Company.

Mr. Bleser (age 61) has been the Managing Member of J. Bleser, LLC, a financial consulting firm, since July 1998. Mr. Bleser served as Chief Financial Officer, Treasurer and Secretary of the Company from January 2004 through April 2005. Prior to July 1998, Mr. Bleser had over fifteen years experience as chief financial officer and other financial executive positions in three separate publicly traded companies and ten years of experience in public accounting with Arthur Andersen LLC, an international public accounting firm. He serves as a Director and Chairman of the Audit Committee of Matria Healthcare, Inc. (NASDAQ: MATR), a health enhancement company that provides disease and maternity management programs and informatics to health plans and employers. Mr. Bleser is a licensed Certified Public Accountant.

The Company engaged Mr. Bleser as a consultant between December 2005 and January 2007 to assist with the Company’s acquisition efforts. For his services, Mr. Bleser received an advance of $5,000 per month against fees earned for his involvement in the Company’s acquisition efforts. Because Mr. Bleser has performed services for the Company in a consultative capacity and because of his prior service as an Executive Officer of the Company, Mr. Bleser is not considered independent in accordance with the NASDAQ listing requirements.

Since the beginning of the Company’s last fiscal year, there have been no relationships or transactions between the Company and Mr. Bleser that are required to be disclosed under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Transcend Services, Inc.

Date: March 28, 2007	/s/ Lance Cornell
Lance Cornell
Chief Financial Officer
(Principal Financial Officer)